Exhibit 99.1

PETROHAWK ENERGY CORPORATION PROVIDES FIRST QUARTER 2009 OPERATIONAL UPDATE

First Quarter Production Averages 412 Mmcfe/d, Up 14% Quarter Over Quarter

Company Raises Eagle Ford Shale EUR Estimates to 5.5 Bcfe Per Well

Based on Core Analysis and Positive Drilling Results

HOUSTON—April 21, 2009—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced its first quarter 2009 operational results, including updated drilling results from the Haynesville Shale, and the results of core analysis and recent wells completed in the Eagle Ford Shale.

Production for the quarter was approximately 412 million cubic feet of natural gas equivalent per day (Mmcfe/d), a 14% quarter over quarter increase and a 58% increase over first quarter 2008. During the quarter, Petrohawk drilled 165 gross wells, of which 34 were operated, with a success rate of 99%.

Haynesville Shale

Petrohawk utilized eight horizontal rigs on average in the Haynesville Shale during the first quarter, not including spudder rigs. A total of 15 operated and 16 non-operated wells were drilled. Of the operated wells, 11 were on production at the end of the quarter. Additionally, five operated wells drilled in late 2008 were put on production, bringing the total number of Haynesville Shale wells completed by the end of first quarter to 28. The average initial production rate for operated wells completed during the quarter ranged from 3.3 Mmcfe/d to 24.8 Mmcfe/d, averaging 17.1 Mmcfe/d. The average initial production rate for all operated Haynesville Shale completions to date, excluding two previously reported wells that were mechanically compromised, is approximately 18.0 Mmcfe/d.

Spud to spud times are currently averaging 60 days, with total spud to first production times averaging 80 days. Drilling efficiencies are being gained by increasing the size of the intermediate casing used, from 7 to 7 5/8 inch. This has allowed for a larger hole size while drilling the lateral, which in turn has resulted in significantly higher rates of penetration. The Company has also undertaken more progressive angle-building in the curve, and thicker geosteering targets, which have also contributed to decreased drilling days. Drilling and completion costs are currently ranging between $9.0 million and $10.5 million per well, based on average lateral lengths of 4,300 feet with 12 to 14 fracture stimulation stages per well. The Company is targeting development well costs between $8.5 and $9.5 million per well.

Petrohawk continues to employ the same basic completion procedures utilized in 2008, with some refinements. Lateral lengths are targeted at between 4,300 and 4,600 feet, with frac stages spaced approximately 325 feet apart. Each stage is comprised of four perforation clusters, two feet in length, and spaced approximately 80 to 85 feet apart. The Company utilizes a slickwater technique as well as either ceramic and resin-coated proppant, preceded by 100 mesh sand. The longest lateral length drilled to date has been approximately 4,700 feet with 14 stages of fracture stimulation. Even though these procedures have delivered outstanding well performance, Petrohawk continues to evaluate these procedures and plans to test variations on these methods to maximize well economics.

Recently drilled wells have tested several new development areas away from Elm Grove Field. The Company will conduct its 2009 program on locations in excess of 40 miles apart in both north-south and east-west directions, including portions of Caddo, Bossier, Red River and DeSoto parishes. East Texas development will primarily be directed through a joint venture partnership with EOG Resources, which expects to increase the drilling activity in the joint venture area during the year.

In addition to its existing infrastructure from operations in Elm Grove Field of northwest Louisiana, Petrohawk has completed construction on more than 50 miles of 16 inch gathering lines as well as approximately 330 Mmcf/d of treating capacity to service new production from the Haynesville Shale. The Company expects to construct an additional 112 miles of gathering pipeline and an additional 420 Mmcf/d of Company-owned treating capacity by the end of 2009.

Additionally, Petrohawk has finalized an agreement with Regency Energy Partners to secure space on Regency’s Haynesville Expansion Project to transport 400 Mmcf/d from the area. The Haynesville Expansion Project is expected to be completed by year-end 2009. Not including the incremental transportation space added by the Regency Energy Partners project, Petrohawk’s total takeaway capacity builds to 850 Mmcfe/d during 2009, with additional takeaway capacity available on a non-contracted basis. Additionally, the Company has acquired firm transportation on other pipelines that it expects will provide sufficient take-away capacity for future Haynesville Shale production.

Eagle Ford Shale

In South Texas, Petrohawk has leased approximately 160,000 contiguous net acres prospective for the Eagle Ford Shale in LaSalle and McMullen counties. This area has been recognized by the Texas Railroad Commission as “Hawkville Field.” During the first quarter, Petrohawk operated one horizontal rig in the play and recently added a second rig. Three wells were drilled and two were completed during the quarter. The Donnell #1H was completed on February 20th at a rate of 3.6 Mmcf/d and 395 barrels of condensate per day (Bc/d), or 6.1 Mmcfe/d, on a 19/64” choke with 3585# flowing casing pressure. The Brown Trust #1H was completed on March 26th at a rate of 8.1 Mmcf/d and 200 Bc/d (9.3 Mmcfe/d) on a 24/64” choke with 4210# flowing casing pressure. Production data from the four wells completed to date indicates lower initial annual decline rates, and a flatter hyperbolic decline, than those observed in other shale plays.

Petrohawk is encouraged by analysis of core samples from two of the wells drilled to date. The Company recognizes a trend across the field from southwest to northeast of increasing condensate yield, from no condensate production from the Dora Martin #1H to a yield of approximately 110 barrels per million cubic feet of gas from the Donnell #1H, with a distance of approximately 30 miles between the two wells. The Eagle Ford Shale has been encountered in all five wells from between approximately 11,000’ and 11,700’ true vertical depth.

Other encouraging aspects of the core analysis of these two wells include the following: average total organic content (TOC) between 4.4% and 4.7%; total porosity ranges between 9.4% and 10.7% average permeability ranges between 1,110 and 1,280 nanodarcies; gas saturation ranges between 83% and 85%; and estimated free gas in place per section between 180 and 210 Bcf. These measurements, as they relate to other shale plays, suggest that the Eagle Ford Shale in this particular area is one of the highest quality shale reservoirs discovered to date in the United States.

Based on gas in place data derived from the core analysis, along with the performance of wells completed to date, Petrohawk is raising its internally estimated ultimate recovery assumption for wells in this play to a midpoint of 5.5 Bcfe per well, with a range of 4 to 7 Bcfe/well.

Drilling efficiencies already achieved in the play highlight the economic potential of the Eagle Ford Shale, relative even to other efficient properties in the Company’s portfolio, such as the Haynesville Shale. Drilling and completion costs have been reduced by approximately 60% from the first well drilled to the most recent well completed. The first three wells drilled in the play, which were all drilled with pilot holes, whole cores and intermediate casing set, averaged 53 days from spud to rig release. The fourth well, which did not have a pilot hole drilled but did set intermediate casing, was drilled to total depth in 32 days. The fifth well, which also did not require a pilot hole but did not have intermediate casing set, was drilled to total depth in 22 days. An improvement in well design has eliminated the need for intermediate casing going forward. Average drilling and completion costs for Eagle Ford Shale wells in Hawkville Field are currently ranging from $4.5 million to $5.5 million.

Fayetteville Shale

Petrohawk averaged two operated horizontal rigs in the Fayetteville Shale during the quarter. A total of 14 operated wells and 95 non-operated wells were drilled during the quarter. As a consequence of the delay of the completion of a new third-party pipeline system, the Company had an inventory of 27 operated wells that had not been fractured stimulated by late in the quarter. Once the pipeline was put into service, Petrohawk initiated a frac program to take advantage of new market dynamics; the Company has so far realized an approximate 60% reduction in fracture stimulation costs. Petrohawk expects to have this inventory of wells completed and on production within the next several months.

Petrohawk continued to experience lower gas price realizations during the first quarter due to pipeline construction delays in the region but expect this situation to be normalized during second half of 2009.

2009 Capital Budget and Second Quarter 2009 Production Forecast

Petrohawk is maintaining its previously stated $1 billion capital budget for 2009. Within the drilling portion of the budget, the Company expects to leverage service cost reductions and other efficiencies to allow for increased activity levels in the Eagle Ford Shale and other areas during the year. The Company does not expect these additions will result in an overall increase in the drilling and completion component of the budget.

The Company reiterates its full year production guidance of 40% year over year growth for 2009. Second quarter 2009 production is expected to average between 420 and 430 Mmcfe/d.

Petrohawk First Quarter 2009 Operational Update Conference Call

Petrohawk has scheduled a conference call for today, Tuesday, April 21, 2009, at 7:00 a.m. CDT (8:00 a.m. EDT) to discuss the recent operational update. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 95699880. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 5, 2009. To access the replay, please dial
800-642-1687 and reference conference ID 95699880. International callers may listen to a playback by dialing 706-645-9291. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through May 5, 2009.

Petrohawk First Quarter 2009 Earnings Conference Call Scheduled

Petrohawk has scheduled a conference call for Wednesday, May 6, 2009 at 9:30 a.m. CDT (10:30 a.m. EDT) to discuss first quarter 2009 financial and operating results. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 95924536. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 20, 2009. To access the replay, please dial 800-642-1687 and reference conference ID 95924536. International callers may listen to a playback by dialing
706-645-9291. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through May 20, 2009.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, South Texas, East Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

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